UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*



                               Nashua Corporation
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   631226107
             -----------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 Pages

CUSIP No. 631226107                   13G                    Page 2 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       President and Fellows of Harvard College

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            243,700 shares
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             ---
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             243,700 shares
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       ---
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          243,700 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
       CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.7%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

          EP

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 631226107                   13G                    Page 3 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Harvard University Master Trust Fund

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            29,000 shares
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             ---
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             29,000 shares
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       ---
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
       CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

          EP

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 631226107                   13G                    Page 4 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harvard Charitable Remainder Trust Equity Partnerships

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,000 shares
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             ---
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,000 shares
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       ---
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
       CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


          EP

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
                                Amendment No. 3

Item 1(a) Name of Issuer:

                  Nashua Corporation

1(b) Address of Issuer's Principal Executive Offices:

                  44 Franklin Street
                  Nashua, NH  03061

Item 2(a) Name of Person Filing:

               (i)  President and Fellows of Harvard College ("P&F")
               (ii) Harvard University Master Trust Fund ("HUMT")
               (iii)Harvard  Charitable   Remainder  Trust  Equity  Partnerships
                    ("HCRT")

2(b) Address of Principal Business Office or, if none, Residence:

               (i)  P&F:
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, MA  02210
               (ii) HUMT:
                    2 Divinity Avenue
                    Cambridge, MA  02138
               (iii) HCRT:
                     c/o Harvard Management Company, Inc.
                     600 Atlantic Avenue
                     Boston, MA  02110

2(c) Citizenship:

               (i)  P&F: Massachusetts
               (ii) HUMT: Massachusetts
               (iii) HCRT: Massachusetts

2(d) Title of Class of Securities:

               Common Stock

2(e) CUSIP Number:

               631226107

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

     The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4(a) Amount beneficially owned:

               (i)  P&F: 243,700 shares
               (ii) HUMT: 29,000 shares


                               Page 5 of 8 Pages

               (iii) HCRT: 1,000 shares

4(b) Percent of Class:

               (i)   P&F: 3.7%
               (ii)  HUMT: 0.0%
               (iii) HCRT: 0.0%

4(c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:
               (i)   P&F: 243,700 shares
               (ii)  HUMT: 29,000 shares
               (iii) CRT: 1,000

               (ii) shared power to vote or to direct the vote:

                    -----

               (iii) sole power to dispose or to direct the disposition of:

                    (i)   P&F: 243,700 shares
                    (ii)  HUMT: 29,000 shares
                    (iii) HCRT: 1,000 shares

               (iv) shared power to dispose or to direct the disposition of:

                    -----

Item 5 Ownership of Five Percent or less of a Class:

     This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6 Ownership of more than Five Percent on behalf of another person:

     Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable.

Item 8 Identification and Classification of Members of the Group:

     See Exhibit A attached hereto.

Item 9 Notice of Dissolution of Group:

     Not Applicable.

     Item 10 Certification:

                               Page 6 of 8 Pages

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                    THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                    By: /s/ Verne O. Sedlacek
                                       _______________________________
                                       Name:  Verne O. Sedlacek
                                       Title:    Authorized Signatory


                                    THE HARVARD UNIVERSITY MASTER TRUST FUND

                                    By: /s/ Verne O. Sedlacek
                                       ________________________________
                                       Name:  Verne O. Sedlacek
                                       Title:    Authorized Signatory

                                    HARVARD CHARITABLE REMAINDER TRUST EQUITY
                                    PARTNERSHIPS

                                    By: /s/ Verne O. Sedlacek
                                       ________________________________
                                       Name:  Verne O. Sedlacek
                                       Title:    Authorized Signatory



February 12, 1997

                               Page 7 of 8 Pages

                                    EXHIBIT A


Member of Group                                            Item 3 Classification
---------------                                            ---------------------

(1)  President and Fellows of Harvard College                      EP

(2)  The Harvard University Master Trust Fund                      EP

(3)  Harvard Charitable Remainder Trust Equity Partnerships        EP


                               Page 8 of 8 Pages